SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported: March 26, 2012

SANOMEDICS INTERNATIONAL HOLDINGS, INC.

 (Exact name of Registrant as specified in its charter)

Delaware	000-54167	27-3320809
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

80 SW 8th Street, Suite 2180 Miami, Florida	33180
(Address of principal executive offices)	(Zip Code)

(305) 433-7814
Registrant's telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below of the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 26, 2012, the Board of Directors of Sanomedics International Holdings, Inc. (the “Company”) appointed Craig Sizer as a member of the Board of Directors. Thereby, the number of members of our Board of  Directors has increased from three (3) to four (4) members.

Craig Sizer, 43, was our Chief Executive Officer and Chairman of our Board from February 10, 2010 to January 1, 2012.  Mr. Sizer will serve as a member of our Board until the next election of members of our Board at our annual shareholder meeting and until his successor is elected and qualified.

 [Mr. Sizer, directly or indirectly, owns 300,143 shares of our common stock; a warrant to purchase 5,000,000 shares of our common stock; and convertible notes in the aggregate amount of $2.3 million which may be converted into an aggregate of 6,627,297 shares of our common stock. We have obtained our liquidity principally from cash advances from CLSS Holdings, LLC, Mr. Sizer’s wholly owned company. We have executed promissory notes totaling approximately $2.1 million with CLSS Holdings, LLC evidencing such advances. Each note (a) bears interest ranging from 7.5% to 9.0% annual interest (20% upon the occurrence, and during the continuance, of an event of default), is convertible into our common stock at a fixed conversion prices ranging from $0.25 to $0.50, and is not pre-payable by us, and (b) is subject to a security agreement under which all of our assets secure our loan repayment obligation.]

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

none

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sanomedics International Holdings, Inc.
(Registrant)

Date: April 10, 2012	By:	/s/ Keith Houlihan
Keith Houlihan
President

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